Exhibit 4.3

RINGCENTRAL, INC.

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT

November 23, 2012

-i-

RINGCENTRAL, INC.

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT

This Fourth Amended Investor Rights Agreement (this “Agreement”) is made as of the 23rd day of November, 2012, by and among RingCentral, Inc., a California corporation (the “Company”) and the investors listed on Schedule A hereto (the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (the “Series A Preferred”), the Company’s Series B Preferred Stock (the “Series B Preferred”), the Company’s Series C Preferred Stock (the “Series C Preferred”) and the Company’s Series D Preferred Stock (the “Series D Preferred”) and have previously entered into the Third Amended Investor Rights Agreement dated August 12, 2011 by and between the Company and the Prior Investors, as amended (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors (the “Series E Investors”) intend to execute a Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Series E Investors intend to purchase and the Company intends to sell shares of the Company’s Series E Preferred Stock (the “Series E Preferred”);

WHEREAS, the amendment and restatement of the Prior Agreement and the execution of this Agreement is a condition of the Company’s and the Investors’ mutual obligations at the Closing (as defined in the Purchase Agreement);

WHEREAS, in order to induce the Series E Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable or issued to them and certain other matters as set forth herein; and

WHEREAS, the parties contemplate that this Agreement may be modified in the future to admit new investors in future Company financings as parties hereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Registration Rights

1.1	Definitions

For purposes of this Agreement:

(a) The term “Affiliate” shall have the meaning as defined by Rule 405 of the Securities Act.

(b) The term “Securities Act” means the Securities Act of 1933, as amended.

(c) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) The term “Holder” means any person or Affiliate of such person owning of record or having the right to acquire Registrable Securities that have not been sold to the public or any assignee of record thereof to whom registration rights are assigned in accordance with Section 1.10 hereof; provided, however, that for the purposes of Section 1.2 TriplePoint Capital LLC shall not be deemed a Holder.

(e) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The term “Series Preferred” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

(h) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of any outstanding shares of any series of Series Preferred; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held by the Investors (or any Affiliates of the Investors) or acquired by the Investors (or any Affiliates of the Investors) after the date hereof; (iii) any Common Stock issued or issuable (directly or indirectly) upon exercise of any warrants held by TriplePoint Capital LLC or its affiliates for purposes of Sections 1.1, 1.3 through 1.13 and 3 (in all other cases only to the extent related to a registration pursuant to Sections 1.3 and 1.4 of the Agreement; provided, however, that obligations of TriplePoint Capital LLC under Section 1.12 of the Agreement exist independently of any registration under Sections 1.3 and 1.4 of the Agreement); (iv) any Common Stock issued or issuable (directly or indirectly) upon exercise of any warrants held by Silicon Valley Bank or its affiliates for purposes of Sections 1.1, 1.2 through 1.13 and 3 (in all other cases only to the extent related to a registration pursuant to Sections 1.2 through 1.4 of the Agreement; provided, however, that obligations of Silicon Valley Bank under Section 1.12 of the Agreement exist independently of any registration under Sections 1.2 through 1.4 of the Agreement); and (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii), (iii) or (iv) above, provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Agreement are not assigned. In addition, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Securities Act, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of Registrable Securities deemed to be outstanding at any given time shall be the sum of the number of shares of Common Stock outstanding that are Registrable Securities plus the number of shares of Common Stock issuable pursuant to then exercisable stock options or any outstanding shares of any series of Series Preferred or other convertible securities that are Registrable Securities hereunder.

(j) The term means “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(k) The term “SEC” shall mean the Securities and Exchange Commission.

1.2	Request for Registration

(a) Subject to the conditions of this Section 1.2, if the Company shall at any time after the earlier of (i) the three (3) year anniversary of this Agreement, or (ii) the sixth (6th) month anniversary of the effective date of the Initial Offering, receive a written request from the Holders of at least a majority of the Registrable Securities then outstanding (the “Initiating Holders”) (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $20,000,000 (a “Qualified Public Offering”)) that the Company file a registration statement under the Securities Act covering the offer and sale of Registrable Securities, then the Company shall, promptly but not later than twenty (20) days after the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (and the Company, if applicable) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration; Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(1) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction, and except as may be required under the Securities Act; or

(2) upon the expiration of the restrictions on transfer set forth in Section 1.12 following the Initial Offering;

(3) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registration has been declared or ordered effective; or

(4) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 1.2(a), the Company gives notice to the Holders of the Company’s good faith intention to file a registration statement for the Company’s Initial Offering within ninety (90) days, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(5) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on
Form S-3 pursuant to a request made pursuant to Section 1.4 hereof; or

(6) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve-month (12) period, and provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3	Company Registration

(a) If the Company proposes to register (including for this purpose a registration initiated by the Company for shareholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the Initial Offering for cash of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, notify each Holder in writing at least forty-five (45) days prior to such registration. Upon the written request of each Holder given within fifteen (15) days after delivery of such notice by the Company in accordance with Section 3.6, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

Each Holder’s written request shall state the number of Registrable Securities such Holder wishes to include in such registration statement. Holders that do not elect to participate in any registration and underwriting under this Section 1.3 shall nevertheless continue to have the right to include any Registrable Securities in subsequent registrations and underwritings to which this Section 1.3 is applicable.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.6 hereof.

(c) Underwriting Requirements. The Company shall not be required to include in any registration and underwriting to which this Section 1.3 is applicable, the Registrable Securities of any Holder that fails to execute the underwriting agreement entered into between the Company and the underwriter or underwriters selected by it. In addition, the Company shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in good faith will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the registration be reduced below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering of the Company’s securities and such registration does not include shares of any other selling shareholders, in which case the selling Holders may be completely excluded if the underwriters make the determination described above and no other shareholder’s securities are included, or (ii) the number of shares of Registrable Securities to be included in such underwriting be reduced unless all other securities (other than those of the Company) are first entirely excluded from the underwriting. In no event will shares of any other selling shareholders be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members, former members, and shareholders of such Holder, or the estates and family members of any such partners, retired partners, members, former members, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned of record by all such related entities and individuals.

(d) No Demand Registration. Registration pursuant to this Section 1.3 shall not be deemed to be a request for registration as described in Section 1.2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.3.

1.4	Form S-3 Registration

In case the Company shall receive from a Holder holding at least $1,000,000 of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(1) if Form S-3 is not available for use by the Company with respect to such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

(3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(4) if the Company has already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4 within the immediately preceding twelve (12) month period; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 1.4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares to be sold by each such Holder in any such registration.

1.5	Obligations of the Company

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary or advisable to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange and/or quoted on each broker-dealer network on which similar securities issued by the Company are then listed and/or quoted;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use its best efforts to furnish on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (x) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (y) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6	Expenses of Registration

Subject to the Holders obligation under Section 1.4(d) to pay the Registration Expenses after the first two (2) registrations effected under Section 1.4, all Registration Expenses shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless (a) such withdrawal is based upon a material adverse change in the condition, business or prospects of the Company of which the Holders were not aware at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 1.2(c) or 1.4(d), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders, then the Holders shall not be required to pay any of such Registration Expenses and shall retain their rights pursuant to Section 1.2.

1.7	Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of any provision of this Section 1.

1.8	Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Securities Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein, and any amendments, supplements or exhibits thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section l.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally but not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement and any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject, under the Securities Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Securities Act, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon a Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration, and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section l.8(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided, however, that no contribution from any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.8(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control, provided that no conflict exists if the underwriting agreement is silent with respect to any term or provision contained herein.

(f) The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9	Reports Under the 1934 Act

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any successor rule promulgated under the Securities Act (“Rule 144”), at all times after the effective date of the Initial Offering of the Company’s equity securities,

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.10	Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, partner, general partner, limited partner or retired partner of a Holder that is a corporation, partnership or a limited liability company, (ii) is a member or retired member of any Holder that is a limited liability company, (iii) is a spouse, sibling, lineal descendant or ancestor of a Holder, or any trust established for the benefit of a Holder or any spouse, sibling, lineal descendant or ancestor of a Holder, (iv) is an Affiliate of the Holder or (v) after such assignment or transfer, holds at least twenty percent (20%) of the Registrable Securities originally held by the transferring Holder, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below, and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

1.11	Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities (excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 1 have terminated in accordance with Section 1.13), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder: (a) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand registration of their securities, or (c) to exercise other registration rights that are pari passu or senior to those granted to the Holders hereunder.

1.12	Market Stand-off Agreement

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days) following the effective date of the registration statement for such Initial Offering, if so required by the underwriters of such Initial Offering, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements or arrangements. The underwriters in connection with the Initial Offering are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.13	Termination of Registration Rights

The Company shall have no obligations provided in this Section 1 with respect to (a) any request or requests for registration made by any Holder on a date more than five (5) years following the effective date as declared by the SEC of a Qualified IPO (as defined in Section 3(b) of Division (B) of Article IV of the Company’s Sixth Amended and Restated Articles of Incorporation, as may be amended, (the “Restated Articles”), provided that the Company has been in compliance with its obligations under this Section 1 all times prior thereto, or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to this Section 1 if all such Registrable Securities proposed to be sold by such Holder may then in the written opinion of outside counsel to the Company (reasonably acceptable to the Holder) be sold in a 90-day period without registration under the Securities Act without restriction pursuant to Rule 144 under the Securities Act.

2.	Covenants

The Company hereby covenants to each Investor who, individually or together with such Investor’s Affiliates holds at least one million (1,000,000) shares of Registrable Securities (a “Major Investor”) as follows:

2.1	Delivery of Financial Statements

The Company shall deliver to each Major Investor and to RU-NET Technology Capital LLC:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) by a certified public accounting firm of national standing;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and a balance sheet as of the end of such fiscal quarter, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail and prepared in accordance with GAAP;

(c) as soon as practicable, but in any event within thirty (30) days after the end of each of month of operations, an unaudited income statement, statement of cash flows for such month and a balance sheet as of the end of such month, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail and prepared in accordance with GAAP;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis (including balance sheets, income statements and statements of cash flows for such months). The annual budget and business plan shall be approved by the holders of eighty five percent (85%) of the Registrable Securities then outstanding.

2.2	Budget and Operating Plan

Within thirty (30) days of the end of each quarter of each fiscal year of the Company, the Company shall present a description of any significant variances between the Company’s actual results of operations and expenditures and the results of operations and expenditures in the budget and operating plan most recently presented to the Board.

2.3	Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s or any of its subsidiaries’ properties, to examine its books of account and records and to discuss the Company’s any of its subsidiaries’ affairs, finances and accounts with its executive officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested by the Investor(s).

2.4	Right of First Offer

(a) Subject to the terms and conditions specified in this Section 2.4, if the Company proposes to issue Additional Shares of Common Stock (as defined in Section 3(d)(i)(B)(4) of Division (B) of Article IV of the Restated Articles, as may be amended), it shall, in each case, provide each Major Investor with a written notice (the “Issuance Notice”) stating (i) its bona fide intention to offer such Additional Shares of Common Stock, (ii) the number of such Additional Shares of Common Stock to be offered, and (iii) the price and terms upon which it proposes to offer such Additional Shares of Common Stock. By written notification received by the Company, within fifteen (15) calendar days after receipt of the Issuance Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of such Additional Shares of Common Stock (such holder’s “Pro Rata Portion”) that equals the proportion that the number of shares of Registrable Securities (on an as-converted to Common Stock basis) then held by such Holder bears to the total number of shares of Common Stock of the Company then outstanding, including the Common Stock issuable upon conversion of all outstanding shares of Series Preferred, upon conversion of all other outstanding convertible securities, and upon exercise of all outstanding options (and assuming conversion of convertible securities issuable upon exercise of options).

(b) In the event that such Major Investor fails to deliver such written notice to the Company within the prescribed 15-day period, or otherwise fails to purchase its Pro Rata Portion of such Additional Shares of Common Stock, the Company shall promptly inform in writing each Major Investor that has elected to purchase its full Pro-Rata Portion (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do so. During the fifteen (15) day period commencing after the delivery of such supplemental notice, each Fully-Exercising Investor shall be entitled to purchase its Pro-Rata Portion of the Additional Shares of Common Stock not purchased by other Major Investors. For the purposes of this Section 2.4, Major Investor includes Affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its affiliates in such proportions as it deems appropriate.

(c) If all Additional Shares of Common Stock that Major Investors are entitled to obtain pursuant to Section 2.4(a) and (b) are not elected to be obtained as provided in Section 2.3(a) and (b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 2.4(a) or (b) hereof, as the case may be, offer the remaining unsubscribed portion of such Additional Shares of Common Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the Additional Shares of Common Stock within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Shares of Common Stock shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable to the issuance of any securities excluded from the definition of Additional Shares of Common Stock in Article IV, Subdivision B, Section 3(d)(i)(B)(4) of the Restated Articles.

(e) The right of first offer in this Section 2.4 shall not be applicable with respect to any Major Investor with regard to any issue of Additional Shares of Common Stock, if (i) at the time of such issue of Additional Shares of Common Stock, such Major Investor is not an accredited investor, and (ii) such issue of Additional Shares of Common Stock is otherwise being offered only to accredited investors.

(f) The rights provided in this Section 2.4 may not be assigned or transferred by any Major Investor except by a Major Investor that is a venture capital fund to an affiliated fund or funds, or, with the prior written approval of the Company, for a transfer by an Investor that is a partnership to a partner of such partnership.

2.5	Books and Records

The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

2.6	Director and Officer Insurance

The Company will use its best efforts to obtain and maintain in full force and effect director and officer liability insurance in the amount approved in good faith by the Board of Directors of the Company.

2.7	Excluded Opportunity

The Company acknowledges that the Holders and their Affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person shall:

(a) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

(b) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject.

Notwithstanding anything in this Section 2.7 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company.

For the purposes of this Section 2.7, “Covered Person” shall have the meaning set forth in the Restated Articles.

2.8	Termination of Covenants

The covenants set forth in Section 2 shall terminate and be of no further force or effect (i) upon the effective date as declared by the SEC of the registration statement pertaining to a Qualified IPO (as defined in Section 3(b) of Division (B) of Article IV of the Restated Articles), or (ii) upon a Merger (as defined in Section 2(c) of Division (B) of Article IV of the Restated Articles) or (iii) for purposes of Sections 2.1, 2.2 and 2.3 only, at such time as the Company becomes subject to the reporting provisions of the Securities Exchange Act of 1934, as amended.

3.	Miscellaneous

3.1	Legend

Each certificate evidencing any of the Shares shall bear a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THESE SECURITIES, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.”

3.2	Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3	Governing Law

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of New York, as applied to agreements among New York residents entered into and to be performed entirely within New York without giving effect to principles of conflicts of law.

3.4	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.5	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6	Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight deliver and addressed as set forth in (d), or (d) three (3) days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the Investor Schedule attached hereto as Schedule A, or at such other address as such party may designate by ten (10) days advance written notice to the other party given in the foregoing manner.

3.7	Entire Agreement; Amendments and Waivers

This Agreement (including the exhibits hereto) and the documents referred to herein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein. Except as expressly provided therein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least eighty-five percent (85%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding with respect to Section 1 (other than Sections 1.9, 1.10 and 1.12), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 1 have terminated in accordance with Section 1.13, and excluding any of such shares held by TriplePoint Capital LLC or its affiliates); provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of at least eighty-five percent (85%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 1 (other than Sections 1.9, 1.10 and 1.12), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 1 have terminated in accordance with Section 1.13) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement, subject to the proviso in the second sentence of this Section 3.7; provided, however, that notwithstanding any waiver of any of the provisions of Section 2.4, in the event any Major Investor actually purchases Additional Shares of Common Stock in any offering by the Company, then each other Major Investor shall be permitted to participate in such offering on a pro rata basis (based on the level of participation of the other Major Investor purchasing the largest portion of such Major Investor’s pro rata share), in accordance with the other provisions (including notice and election periods) set forth in Section 2.4. The Prior Agreement is hereby superseded and replaced in its entirety by this Agreement.

3.8	Additional Investors

Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Series E Preferred after the date hereof, any purchaser of such shares of Series E Preferred may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

3.9	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.10	Aggregation of Stock

All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11	Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.12	Arbitration

Any claims arising under this Agreement or the Transaction Agreements (as defined in the Series B Preferred Stock Purchase Agreement between the Company and the Investor(s)), shall be resolved in binding arbitration with a duly authorized representative of the American Arbitration Association (“AAA”) in accordance with the provisions hereof and thereof. Either the Company or the Investor(s) may submit the matter to binding arbitration before the AAA in New York City, New York, which arbitration shall be final and binding on the parties and the exclusive method, absent agreement between the Company and the Investor(s), for purposes of determining the ability of the Company to satisfy such claim. All claims shall be settled by a single arbitrator appointed in accordance with the

Commercial Arbitration Rules then in effect of the AAA (the “AAA Rules”). The arbitrator shall render a final decision pursuant to the AAA Rules within thirty (30) days after filing of the claim. The final decision of the arbitrator shall be furnished to the Investor(s) and the Company in writing and shall constitute the conclusive determination of the issue in question binding upon the Investor(s) and the Company, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s decision. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief that such party may be entitled. For purposes of this Agreement, the prevailing party shall be that party in whose favor final judgment is rendered or who substantially prevails, if both parties are awarded judgment.

[This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

RINGCENTRAL, INC.

By:	/s/ Vladimir Shmunis
Vladimir Shmunis
Chief Executive Officer

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Cypress Capital Founders, LP

By:	/s/ Brenden Smith
Name:	Brenden Smith
Title:	Managing Partner

Cypress Capital Master, LP

By:	/s/ Brenden Smith
Name:	Brenden Smith
Title:	Managing Partner

Permal Cypress Ltd.
By: Cypress Capital Management GP, LLC, as its Investment Adviser

By:	/s/ Brenden Smith
Name:	Brenden Smith
Title:	Managing Partner

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

RU-NET TECHNOLOGY CAPITAL LLC

Signature:	/s/ Thomas Sima
Print Name:	Thomas Sima
Title:	Director

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Turl Investments, Ltd.
By:	Erie Limited
Its:	Sole Director

By:	/s/ Perry A. Rolle
Name:	Perry A. Rolle
Title:	Authorized Signatory

By:	/s/ Lisa M. Wilcox
Name:	Lisa M. Wilcox
Title:	Authorized Signatory

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

SCALE VENTURE PARTNERS III, LP
By: Scale Venture Management III, LLC
Its: General Partner

By:	/s/ Robert Theis
Name:	Robert I. Theis
Title:	Managing Director

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR

WS Investment Company, LLC (2011A)

By:	/s/ James N. Terranova
Name:	James N. Terranova
Title:	Director

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR

CISCO SYSTEMS, INC.

By:	/s/ Hilton Romanski
Name:	Hilton Romanski
Title:	Vice President, Business Development

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

SVB CAPITAL PARTNERS II, L.P.
By: SVB Capital Partners II, LLC
Its: General Partner

By	/s/ Sulu Mamdani
Name:	Sulu Mamdani
Title:	Managing Director

CP SECONDARIES FUND, L.P.
By: SVB Capital Partners II, LLC
Its: General Partner

By:	/s/ Sulu Mamdani
Name:	Sulu Mamdani
Title:	Managing Director

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DAG VENTURES III-QP, L.P.

By: DAG Ventures Management III, LLC, its General Partner

By:	/s/ Young Chung
Name:	Young Chung
Title:	Managing Director

DAG VENTURES III, L.P.

By: DAG Ventures Management III, LLC, its General Partner

By:	/s/ Young Chung
Name:	Young Chung
Title:	Managing Director

DAG VENTURES GP FUND III, LLC

By: DAG Ventures Management III, LLC, its General Partner

By:	/s/ Young Chung
Name:	Young Chung
Title:	Managing Director

DAG VENTURES I-N, LLC

By: DAG Ventures Management III, LLC, its General Partner

By:	/s/ Young Chung
Name:	Young Chung
Title:	Managing Director

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

KHOSLA VENTURES II, LP

By:	Khosla Ventures Associates II, LLC, a Delaware limited liability company and general partner of Khosla Ventures II, LP

By:	/s/ David Weiden
Name:	David Weiden
Title:	Member

SEQUOIA CAPITAL XII
Sequoia Capital XII
Sequoia Technology Partners XII
Sequoia Capital XII Principals Fund

By:	SC XII Management, LLC a Delaware Limited Liability Company General Partner of Each

By:	/s/ Douglas Leone
Managing Member

SIGNATURE PAGE TO

FOURTH AMENDED INVESTOR RIGHTS AGREEMENT OF RINGCENTRAL, INC.

SCHEDULE A

INVESTOR SCHEDULE

Name and Address

Turl Investments, Ltd. 404 East Bay Street P.O. Box N-3016 Nassau, Bahamas Phone: (242) 502-5700 Email: alejandro@hermesgp.com

Ru-Net Technology Capital LLC Attn: Steve Berg 900 Third Avenue, 25th Floor 54-55 New York, NY 10022 Phone: Email: berg@rtp.vc

Cypress Capital Founders, LP Cypress Capital Master, LP Attention: Brenden Smith One Market, Spear Street Tower Suite 3785 San Francisco, CA 94105 Phone: (415) 291-9420 Email: brenden@cypressmgt.com

Permal Cypress Ltd.

Attention: Brenden Smith, Managing Partner

c/o HWR Services Ltd.

PO Box 71, Road Town

Tortola, British Virgin Islands

copies to:

Attention: Brenden Smith

One Market, Spear Street Tower

Suite 3785

San Francisco, CA 94105

Phone: (415) 291-9420

Email: brenden@cypressmgt.com

Name and Address

Scale Venture Partners III, LP

Scale Venture Partners III, L.P.

c/o Scale Venture Partners

950 Tower Lane, Suite 700

Foster City, CA 94404

Phone: (650) 378-6000

Fax: (650) 378-6040

with a copy to:

Cooley LLP

777 6th St NW

Suite 1100

Washington, DC 20001

Attention: Ryan Naftulin

Email: rnaftulin@cooley.com

Coastdock & Co., as nominee for

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

Attn: General Counsel

Facsimile: (408) 525-4757

Attn: SVP, Corporate Development

Facsimile: (408) 526-7864

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Cynthia Clarfield Hess, Esq.

Facsimile: (650) 938-5200

SVB Capital Partners II, L.P. Attn: Sulu Mamdani 2400 Hanover Street Palo Alto, CA 94304 Phone: (650) 855-3018 Email: smamdani@svbcapital.com

Name and Address

Sequoia Capital XII

Sequoia Technology Partners XII

Sequoia Capital XII Principals Fund

Attn: Douglas Leone, Managing Member

3000 Sand Hill Road

Building 4, Suite 180

Menlo Park, CA 94025

Phone: (650) 854-3927

Facsimile: (650) 854-2977

Email: leone@sequoiacap.com

DAG Ventures I-N, LLC

DAG Ventures GP Fund III, LLC

DAG Ventures III, L.P.

DAG Ventures III-QP, L.P.

Attn: Young Chung, Managing Director

251 Lytton Avenue, Suite 200

Palo Alto, CA 94301

Phone: (415) 830-7147

Facsimile: (650) 328-2921

Email: young@dagventures.com

Khosla Ventures II, LP

Attn: Kim Totah, CFO

3000 Sand Hill Road, Bldg. 3, Suite 190

Menlo Park, CA 94025

Phone: 650.376.8500

Fax: 650.923.9590

Email: kt@khoslaventures.com

with a copy to:

c/o McCabe & Totah, LLP

Attention: Vinod Khosla

1760 The Alameda, Suite 300

San Jose, CA 95126

CP Secondaries Fund, L.P. Attn: Sulu Mamdani 2400 Hanover Street Palo Alto, CA 94304 Phone: 650.855.3018 Email: Smamdani@svb.com

Name and Address
Samir Kaul, Trustee of the Kaul Family Attn: Kim Totah, CFO 3000 Sand Hill Road, Bldg. 3, Suite 190 Menlo Park, CA 94025 Phone: 650.376.8500 Fax: 650.923.9590 Email: kt@khoslaventures.com

Alexander Kinnier

VK Services, LLC, a Managing Member of Khosla Ventures Associates II, LLC

Attn: Kim Totah, CFO

3000 Sand Hill Road, Bldg. 3, Suite 190

Menlo Park, CA 94025

Phone: 650.376.8500

Fax: 650.923.9590

Email: kt@khoslaventures.com

Aadik Shekar Attn: Kim Totah, CFO 3000 Sand Hill Road, Bldg. 3, Suite 190 Menlo Park, CA 94025 Phone: 650.376.8500 Fax: 650.923.9590 Email: kt@khoslaventures.com

Fouad Tamer Attn: Kim Totah, CFO 3000 Sand Hill Road, Bldg. 3, Suite 190 Menlo Park, CA 94025 Phone: 650.376.8500 Fax: 650.923.9590 Email: kt@khoslaventures.com

Kimberly Totah Attn: Kim Totah, CFO 3000 Sand Hill Road, Bldg. 3, Suite 190 Menlo Park, CA 94025 Phone: 650.376.8500 Fax: 650.923.9590 Email: kt@khoslaventures.com

Name and Address

VK Services, LLC Attn: Kim Totah, CFO 3000 Sand Hill Road, Bldg. 3, Suite 190 Menlo Park, CA 94025 Phone: 650.376.8500 Fax: 650.923.9590 Email: kt@khoslaventures.com

David Weiden c/o Khosla Ventures II, LP 2733 Sand Hill Road, Building 3, Suite 170 Menlo Park, CA 94025 Phone: 650.376.8521 Fax: 650.923.9590

WS Investment Company, LLC (2011A) Attn: James A. Terranova 650 Page Mill Road Palo Alto, CA 94304 Phone:650-493-9300 Facsimile: 650-493-6811

Triplepoint Capital LLC Attn: Sajal Srivastava, COO 2755 Sand Hill Rd., Ste. 150 Menlo Park, CA 94025 Phone: (650) 854-2090 Email: legal@triplepointcapital.com